Exhibit 99.1

Calgon Carbon Announces Fourth Quarter and 2012 Results

PITTSBURGH--(BUSINESS WIRE)--February 21, 2013--Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2012.

Income from operations for the fourth quarter of 2012 was $14.7 million versus $8.2 million for the comparable period in 2011. Net income for the fourth quarter of 2012 was $9.1 million, or $0.16 per common share on a fully diluted basis, versus $4.9 million, or $0.09 per common share on a fully diluted basis, for the fourth quarter of 2011.

Commenting on the results, Randy Dearth, Calgon Carbon’s president and chief executive officer, said, “The Company’s performance for the quarter was solid despite a challenging business environment.”

“In addition to growth from our traditional business in 2013, we will also realize positive impacts from our cost improvement program that we implemented in 2012. We will continue to focus on increasing profitability through process improvement, enhanced operating efficiencies, and worldwide cost reductions.”

“As for the long term, we continue to believe that emerging environmental markets, including mercury removal from coal-fired power plants, ballast water treatment, and control of disinfection byproducts in drinking water, will provide opportunities for significant growth throughout this decade.”

Net sales for the fourth quarter of 2012 were $141.8 million, an increase of 2.6% over sales of $138.2 million for the fourth quarter of 2011. Currency translation had a $1.0 million negative impact on sales for the fourth quarter of 2012 due to the stronger U.S. dollar.

For the fourth quarter of 2012, sales for the company’s Activated Carbon and Service segment were $127.2 million versus $122.0 million for the fourth quarter of 2011, a 4.2% increase. Higher demand for granular activated carbon (GAC) products for drinking water treatment and for GAC used in respirators was primarily responsible for the increase.

Equipment sales declined 15% in the fourth quarter of 2012 versus the comparable quarter of 2011 due to lower revenue recognition on ballast water treatment, ion exchange, and carbon adsorption systems. This was partially offset by higher revenue recognition on ultraviolet systems for drinking water treatment.

For the fourth quarter of 2012, Consumer segment sales increased $0.5 million, or 22.7%, as compared to the fourth quarter of 2011. This was due to increased demand for activated carbon cloth, the company’s sole consumer product.

Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2012 was 31.2%, up slightly from 30.9% for the fourth quarter of 2011.

Selling, administrative and research expenses for the fourth quarter of 2012 were $20.5 million versus $27.0 million for the comparable period of 2011, a decrease of 24.1%. Lower research and development activities related to new products and lower legal and outside services expenses contributed to the favorable comparison. For the fourth quarter of 2011, selling, administrative and research expenses included $2.2 million in severance expenses related to management changes.

Results for the fourth quarter of 2012 included restructuring charges of $2.3 million which were comprised of severance and pension-related expense. These charges were components of phase one of a cost improvement program that was completed in the fourth quarter of 2012.

For the year ended December 31, 2012, the company reported income from operations of $39.9 million versus $57.2 million for the year ended December 31, 2011. Net income for the year ended December 31, 2012, was $23.3 million versus $39.2 million for the year ended December 31, 2011. Results for the year ended December 2012 included a $10.2 million restructuring charge related to a cost reduction program. Earnings per common share on a fully diluted basis were $0.41 for the year ended December 31, 2012, as compared to $0.69 per common share for the year ended December 31, 2011.

Net sales for the year ended December 31, 2012, were $562.3 million, an increase of 3.8% over the comparable period in 2011. For the year ended December 31, 2012, foreign currency translation had a $7.5 million negative impact on sales due to the stronger U.S. dollar.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011

Assets

Current assets:

Cash and cash equivalents	$18,161	$13,574

Restricted cash	-	1,152

Receivables	101,918	102,540

Inventories	107,166	118,348

Other current assets	45,961	42,327

Total current assets	273,206	277,941

Property, plant and equipment, net	262,993	234,549

Other assets	41,570	40,500

Total assets	$577,769	$552,990

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$19,565	$22,894

Current portion of long-term debt	-	3,372

Other current liabilities	96,085	89,721

Total current liabilities	115,650	115,987

Long-term debt	44,408	1,103

Other liabilities	66,414	58,783

Total liabilities	226,472	175,873

Total shareholders' equity	351,297	377,117

Total liabilities and shareholders' equity	$577,769	$552,990

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Sales	$141,777	$138,200	$562,255	$541,472

Cost of Products Sold	97,556	95,501	392,382	364,384

Depreciation and Amortization	6,609	7,015	26,320	24,337

Selling, Administrative & Research	20,517	27,015	93,370	95,856

Restructuring Charges	2,253	-	10,211	-

Environmental and Contingencies	130	420	111	(337)

	127,065	129,951	522,394	484,240

Income from Operations	14,712	8,249	39,861	57,232

Interest Income (Expense) - Net	(54)	160	(45)	467

Other Income (Expense) - Net	(674)	(818)	(2,480)	(1,309)

Income Before Income Tax Provision	13,984	7,591	37,336	56,390

Income Tax Provision	4,881	2,650	14,064	17,166

Net Income	$9,103	$4,941	$23,272	$39,224

Net Income per Common Share
Basic	$.16	$.09	$.41	$.70

Diluted	$.16	$.09	$.41	$.69

Weighted Average Shares Outstanding (Thousands)
Basic	55,390	56,381	56,304	56,243

Diluted	55,837	57,032	56,836	56,994

Calgon Carbon Corporation

Segment Data:

Segment Sales	4Q12	4Q11	YTD 2012	YTD 2011

Activated Carbon and Service	127,194	122,046	485,755	486,468
Equipment	11,833	13,913	66,050	46,274
Consumer	2,750	2,241	10,450	8,730

Total Sales (thousands)	$141,777	$138,200	$562,255	$541,472

Segment
Operating Income (loss)*	4Q12	4Q11	YTD 2012	YTD 2011

Activated Carbon and Service	21,924	16,350	61,695	85,989
Equipment	(1,203)	(629)	2,054	(2,172)
Consumer	600	(457)	2,432	(2,248)

Income from Operations (thousands)	$21,321	$15,264	$66,181	$81,569

* Before depreciation and amortization. The 2012 quarter includes a $2.3 million restructuring charge related to the Activated Carbon and Service segment. The year to date 2012 period includes a $10.2 million restructuring charge and a $1.7 million pension charge related to the Activated Carbon and Service Segment. The 2012 year to date period also includes a $1.7 million charge related to the Company's former CEO which has been primarily allocated to the Activated Carbon and Service segment. The 2011 quarter includes a $0.3 million charge related to the former PreZerve product line in the Consumer Segment and a $2.2 million separation charge primarily allocated to the Activated Carbon and Service segment. The year to date 2011 period includes a $1.3 million reduction in an environmental liability in the Activated Carbon and Service segment as well as the above mentioned separation charge. The year to date 2011 period also includes $2.2 million of charges related to the former PreZerve product line in the Consumer segment.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795